Exhibit (10)(3)

Supplement to Agreement of Separation

THE UNDERSIGNED:

1.	C-COR Broadband Europe B.V, a private company with limited liability, having it registered office in Almere (The Netherlands) and its business address there at Transistorstraat 44-V, 1322 CG and represented by the Chief Executive Officer and Chairman of the Board, David A. Woodle, hereinafter referred to as the “the Company”

and

2.	Mr. G.B. Nederlof, residing at Koning Willem III Laan 13, Blaricum The Netherlands, hereinafter referred to as “Mr. Nederlof”.

Together hereinafter referred to as the “Parties”

CONSIDERING:

(A) That Parties entered into an Agreement of Separation dated 31 December 2005 (“the Agreement of Separation”);

(B) That parties, in addition to the Agreement of Separation, wish to agree on the following amendments, clarifications and the terms of payment of the severance payment which amounts EURO 748,275—gross:

AGREE AS FOLLOWS:

1.	The severance payment as agreed upon in the Agreement of Separation will be paid to Mr. Nederlof on or shortly after 1 July 2006 less any taxes and social security premiums, unless at that date the Company will have received from Mr. Nederlof: (i) Mr. Nederlof’s instruction that the compensation should be paid in another manner, i.e. into a standing right entitling the Employee to periodic payments (stamrecht) and (ii) sufficient proof to the satisfactory of the Company that such manner of payment can be made without withholdings under Dutch social security and tax laws and regulations. Mr. Nederlof will provide the Company with all relevant documents for the assessment of compliance with relevant Dutch social security and tax laws and regulations. Any delay in payment of the severance payment as a consequence of not timely providing the information required by the Company, will be for the account of Mr. Nederlof.

2.	In the Agreement of Separation parties agreed to terminate the employment agreement with mutual consent as of 30 June 2006. In addition parties hereby agree that Mr. Nederlof will be released from any duty to perform his activities with effect from 30 April 2006 until 30 June 2006. During this period the Company will continue to pay to Mr. Nederlof his regular compensation.

3.

As regards any payments to be made under the Supplemental Executive Retirement Plan (“SERP”) as agreed upon in the Agreement of Separation, Mr. Nederlof may be paid the amount concerned as a lump sum on or about July 1, 2006 Should these payments be made as a lump sum, parties hereby agree a discount factor of 6% will be used to adjust for the present value of the payments, bringing the total lump sum payment concerned to approximately US Dollar 96,947 gross. This lump sum payment is subject to sufficient tax approval provided by Mr. Nederlof to the Company that this lump sum payment will not have any negative tax consequences for the Company.

4.	Parties hereby agree that Mr. Nederlof’s SERP contributions and vested matching contributions will be paid out in a lump sum as soon as practical following Mr. Nederlof’s termination of employment on 30 June 2006 and his completion of the documents required by the SERP third-party provider including any tax-related materials. This lump sum payment is subject to sufficient tax approval provided by Mr. Nederlof to the Company that this lump sum payment will not have any negative tax consequences for the Company.

5.	In addition to the clause with respect to confidentiality included in the Agreement of Separation, Mr. Nederlof is reminded that all previously signed documents relating to confidentiality, non-competition, non-solicitation and proprietary knowledge remain in effect through his date of termination (30 June 2006) and for a period of two years following that date.

6.	Subject to the foregoing provisions and the provisions of the Agreement of Separation Mr. Nederlof hereby grants full and final release (finale kwijting) to the Company and any company within the Company’s group of companies of any obligations existing between them on the basis of the employment agreement and/or with respect to the termination thereof. Subject to the foregoing provisions and the provisions of the Agreement of Separation the Company also grants full and final release to Mr. Nederlof.

IN WITNESS whereof the Parties have executed this Agreement in two original copies on April 30, 2006.

On behalf of C-COR Broadband Europe B.V.

/s/ David A. Woodle	/s/ G.B. Nederlof
David A. Woodle Chief Executive Officer and Chairman of the Board	Mr. G.B. Nederlof